Exhibit 99.1

QHSLab, Inc. (OTCQB:USAQ) Completes $500K Private Placement, Enters 2026 With Clean Capital Structure

With legacy overhang removed and new capital secured, management shifts focus from balance-sheet repair to disciplined growth execution.

West Palm Beach, FL, December 29, 2025 (GLOBE NEWSWIRE) — QHSLab Inc. (the “Company”) (OTCQB: USAQ), a healthcare technology company focused on digital medicine and population health innovation, today announced the completion of a $500,000 private placement with accredited investors, providing fresh growth capital and further strengthening the Company’s balance sheet following the recent repurchase and retirement of its legacy convertible debt.

This capital injection follows QHSLab’s November 2025 purchase and retirement of more than $1.4 million of legacy convertible notes issued in 2021 and 2022. Those notes carried 18 percent default interest and conversion rights at $0.20 per share, representing a substantial dilution and balance-sheet overhang. Their retirement eliminated several million shares of potential dilution and more than $200,000 in annualized interest expense.

Together, the elimination of higher-cost convertible debt and the addition of approximately $500,000 in new equity capital improved the Company’s liquidity and overall financial flexibility. The strengthening of our balance-sheet enhancement positions the Company to support ongoing working capital requirements and to pursue growth initiatives. These initiatives will include executing targeted sales and marketing efforts to grow our medical practice client base, expanding onboarding and implementation capacity, and enhancing customer support activities. These actions are intended to increase our physician client base, the recurring assessment volume of each practice, revenues and overall operational efficiencies.

Importantly for investors, the $500,000 placement was for common stock and fixed price warrants not a convertible note, debt instrument, market price warrant or selling-stockholder arrangement. The financing consists entirely of newly issued common stock and long-term warrants purchased by accredited investors making a direct equity investment in QHSLab. These investors are aligned with management around the Company’s long-term growth strategy and view the current stage as an inflection point following the cleanup of legacy liabilities and the strengthening of the Company’s balance sheet. One participating investor remarked that he would have preferred to invest a larger amount, but understood management’s decision to limit the raise at this valuation and expressed confidence in QHSLab’s long-term trajectory.

Management Commentary

Troy Grogan, President and CEO of QHSLab, stated:

“This financing is small in absolute dollars on purpose, but very meaningful at this stage of our evolution. Combined with the recent retirement of our legacy convertible notes, it represents a clear turning point for QHSLab. We have removed a significant source of dilution and interest expense and replaced it with clean equity capital from accredited investors who understand our long-term strategy.”

“With nearly $500,000 of new cash on the balance sheet and the elimination of over $1.4 million in defaulted debt, QHSLab enters 2026 with a substantially improved capital structure. This positions us to focus on execution, scaling our digital medicine and integrated service programs, and driving recurring revenue growth without the constant pressure of legacy liabilities.”

“As we continue to grow our population and mental health, new cognitive assessments, allergy diagnostics, and preventive care offerings, our priority remains disciplined growth, improving cash flow, and building durable shareholder value. A cleaner balance sheet gives us the foundation to do exactly that.”

Recent Financial Highlights

As previously reported for the first nine months of 2025:

● Revenue of $1.99 million, up 32 percent year over year

● Gross profit of $1.32 million, representing a 66 percent gross margin

For additional information, investors are encouraged to review the Company’s Form 10-Q for the quarter ended September 30, 2025, filed with the Securities and Exchange Commission on November 13, 2025.

About QHSLab

QHSLab, Inc. (OTCQB: USAQ) is a digital health technology leader providing preventive screening, assessment, and workflow solutions for primary care providers. Its tools help practices identify, document, and manage underdiagnosed chronic and behavioral conditions efficiently and profitably. Learn more at www.qhslab.com

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products, and potential future results and acquisitions are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may,’ ‘could,’ ‘believes,’ ‘estimates,’ ‘targets,’ ‘expects,’ or ‘intends,’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products, the inherent discrepancy in actual results from estimates, projections, and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:

Olivia Giamanco

QHSLab, Inc.

(929) 379-6503

ir@usaqcorp.com

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